UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 4, 2009

CRM Holdings, Ltd.
__________________________________________
(Exact name of registrant as specified in its charter)

Bermuda	001-32705	n/a
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

PO Box HM 2062, Hamilton, Bermuda,		HM HX
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	441-295-2185

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

CRM USA Holdings Inc. ("CRM USA Holdings"), a wholly-owned subsidiary of CRM Holdings, Ltd. (the "Company"), has elected to defer its regularly scheduled quarterly interest payments with respect to its $36.1 million in junior subordinated debentures due December 15, 2036 (the "Debt Securities"). The Debt Securities are associated with CRM USA Holdings’ statutory trust subsidiary, CRM USA Holdings Trust I, formed for the purpose of issuing trust preferred securities.

CRM USA Holdings provided notice under the Debt Securities of its election to defer the interest payment beginning December 15, 2009. Although CRM USA Holdings has the financial means to pay the interest on the Debt Securities, management has elected to defer payments of interest on the Debt Securities at this time to conserve cash. The total estimated annual interest that would be payable on the Debt Securities, if not deferred, is approximately $3.1 million.

The terms of the Debt Securities allow for CRM USA Holdings to defer payment of interest on the Debt Securities at any time or from time to time for up to 20 consecutive quarters provided no event of default (as defined in the Debt Securities) has occurred and is continuing. CRM USA Holdings is not in default with respect to the Debt Securities, and the deferral of interest does not constitute an event of default under the Debt Securities. While CRM USA Holdings defers the payment of interest, it will continue to accrue expense for interest owed at a compounded rate. Upon the expiration of the deferral, all accrued and unpaid interest is due and payable.

During the deferral period, CRM USA Holdings, the Company, and all other companies in the CRM family of company may not, subject to certain exceptions, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of their capital stock, (ii) make any payments on, repay, repurchase or redeem any debt securities other than those that rank senior to the Debt Securities, (iii) make any payment under any guarantees with respect thereto, or (iv) enter into any contracts with 10% or greater shareholders.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRM Holdings, Ltd.

December 4, 2009	By:	/s/ Joseph F. Taylor

Name: Joseph F. Taylor
Title: Chief Financial Officer